Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

General

Quaint Oak Bancorp, Inc. is authorized to issue 10,000,000 shares of capital stock, of which 9,000,000 are shares of common stock, par value $.01 per share, and 1,000,000 are shares of preferred stock, par value $.01 per share.  As of December 31, 2019, there were 2,777,250 shares of common stock issued and 1,984,857 shares of common stock outstanding and no shares of preferred stock issued and outstanding.

The Company’s common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is traded on the OTCQB under the symbol “QNTO”.  Unless otherwise indicated or the context otherwise requires, references in this Exhibit to “we,” “us” and “our” refer collectively to Quaint Oak Bancorp, Inc., which we refer to as the Company, and Quaint Oak Bank, which we refer to as the Bank, or to either of those entities, depending on the context.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, and to applicable provisions of law.

Common Stock

Dividends.  We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law.  The holders of our common stock are entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor.  If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights.  The holders of our common stock possess exclusive voting rights in the Company.  They elect our board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or our Articles of Incorporation or as are otherwise presented to them by the board of directors.  Except as discussed below under “Restrictions on Acquisitions of the Company and Related Anti-Takeover Provisions,” each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.  If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation.  In the event of any liquidation, dissolution or winding up of the Company, the holders of our  common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to the Bank’s liquidation account), all of the Company’s assets available for distribution.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of our common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future.  Our common stock is not subject to any required redemption.

Preferred Stock

Our authorized preferred stock may be issued with such preferences and designations as the board of directors may from time to time determine.  Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisitions of the Company and Related Anti-Takeover Provisions

Articles of Incorporation and Bylaws and Pennsylvania Law. Certain provisions of our articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect.  Provisions in our articles of incorporation and bylaws provide, among other things:

•	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of our equity securities;

•	that special meetings of shareholders may only be called by the Company’s board of directors;

•	that shareholders generally must provide advance notice of shareholder proposals and director nominations and provide certain specified related information;

•
that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of the Company’s directors; and

•	the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

The provisions noted above as well as others provided under Pennsylvania law and federal banking law and regulation may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price.  As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so.  The provisions may also render the removal of our board of directors or management more difficult.  Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of the Company’s common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws is set forth below.

Board of Directors.  Our articles of incorporation and bylaws provide that our board of directors is divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.  Holders of our common stock do not have cumulative voting in the election of directors.

Under our articles of incorporation, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director.  Any director so chosen will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders.  Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors' duties to the Company.

Limitations on Acquisitions of Voting Stock and Voting Rights.  Our articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of the Company or (b) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of the Company.  The term “person” is broadly defined in our articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by the Company or the Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of our board of directors.  In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and our board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Special Meetings of Shareholders.  Our articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals.  Our bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws.  Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the Company’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders.

Our bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.  To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company’s secretary.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of shareholders. The Company’s bylaws also require that the notice must contain certain information in order to be considered.  The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the Company’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The procedures regarding shareholder proposals and nominations are intended to provide the Company’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting.  The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination.  This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of the Company or its shareholders.

Shareholder Action Without a Meeting.  Our articles of incorporation provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the shareholders entitled to vote.

Mergers, Consolidations and Sales of Assets.  Our articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply.

Authorized Capital Stock.  The Company’s authorized capital stock consists of 9,000,000 shares of common stock and 1,000,000 shares of preferred stock.  The number of authorized shares of stock is greater than the amount issued and outstanding in order to provide our board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.  However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Amendment of Governing Instruments.  Our articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by our board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the Company’s directors then in office.

Our bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares  entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of  the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

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